Exhibit 99.2

FOR IMMEDIATE RELEASE

May 25, 2004

CONTACT:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Updates 2004 EPS Comfort Range

Lafayette, Louisiana – IBERIABANK Corporation (NASDAQ: IBKC) announced today a narrowing of management’s comfort range for fully diluted earnings per share (“EPS”) for the full year of 2004. Prior to today’s announcement, management’s EPS comfort range was $3.75 to $3.85. The new EPS comfort range is $3.75 to $3.80. This revised range equates to 10% to 11% growth in EPS compared to EPS results of $3.42 for the year ended December 31, 2003. Further guidance and business prospects for 2005 will be provided at the second quarter earnings release conference call.

Consistent with practice in prior years, management is providing narrowed guidance as it relates to the $0.10 range in EPS provided prior to the start of the current year. While quarterly EPS guidance has not typically been provided, management indicated today that the average analyst estimate for the quarter ending June 30, 2004 is currently above management’s current internal expectations for the quarter. Management currently anticipates fully diluted EPS in the second quarter of 2004 will be less than the results reported for the first quarter of 2004. The average analyst estimate is currently $0.93 for the second quarter of 2004 and the first quarter 2004 actual results were $0.90 per share.

Daryl G. Byrd, President and Chief Executive Officer of the Company stated, “We are facing a very challenging interest rate environment, and we continue to invest in our future”. Byrd continued, “Some of the constraints we faced in the first quarter of 2004 have carried over into the second quarter of 2004. These constraints include accelerated bond premium amortization, limited opportunities to leverage our balance sheet, and share repurchase limitations. While the second quarter is challenging, we anticipate a very healthy second half of 2004 as economic uncertainties, including interest rates, are resolved.”

Management stated that based on current projections, bond premium amortization is expected to increase by approximately $350,000 between the first quarter of 2004 and the second quarter of 2004. Bond premium amortization is expected to revert back to the first quarter 2004 level in the third quarter of 2004. On a quarterly EPS basis, each $350,000 of pre-tax income or expense equates to approximately $0.03 per share. Management also stated the costs associated with recruiting strategic hires and other costs, such as annual raises and regulatory compliance expenses, may in aggregate temper second quarter EPS by approximately $0.04 per share.

The Company provided an update regarding the current authorized share repurchase program. In aggregate, the Company has acquired 241,000 shares at an average cost of $58.32 per share, or approximately 80% of the amount of shares authorized by the Board of Directors under the current program.

At March 31, 2004, IBERIABANK Corporation had assets of $2.3 billion, shareholders’ equity of $217 million and a Tier 1 Leverage capital ratio of 7.86%. The Company’s common stock trades on the NASDAQ Stock Market under the symbol “IBKC”.

IBERIABANK operates full service offices in New Orleans, Shreveport, Baton Rouge, northeast Louisiana and the Acadiana region of Louisiana. The deposits of IBERIABANK are insured by the Federal Deposit Insurance Corporation to the full extent provided for by law and regulation.

Management will conduct a live conference call on Tuesday, May 25, 2004, beginning at 4:00 p.m. Central Daylight Time by dialing 1-888-273-9889. The confirmation code for the call is 732274. A replay of the call will be available until midnight Central Daylight Time on June 1, 2004 by dialing 1-800-475-6701. The confirmation code for the replay is 732274.